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EXHIBIT 21

TRANSMEDIA NETWORK INC. AND SUBSIDIARIES

Transmedia Network Inc.

iDine Restaurant Group Inc.

Transmedia Services Company Inc.

TMN International Inc.

iDine.com, Inc.